UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2016

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 865-5830
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 8, 2016, Emerge Energy Services LP (the “Partnership”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) to issue and sell to the Purchaser in a private placement (the “Private Placement”) an aggregate principal amount of $20 million of the Partnership’s Series A Preferred Units (the “Preferred Units”) and warrants (the “Warrants”) that may be exercised to purchase common units (the “Warrant Units”) representing limited partner interests in the Partnership (“Common Units”). The Purchase Agreement contains certain customary representations and warranties accompanied by certain indemnification rights and certain customary and other closing conditions. The Private Placement is expected to close by August 12, 2016 (the date of such closing, the “Closing Date”).

On the Closing Date, the Partnership and the Purchaser will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Partnership will provide the Purchaser with certain demand and piggyback registration rights to register the Conversion Units (as defined below) and the Warrant Units, subject to penalties and other customary provisions. The Partnership will agree to indemnify the Purchasers in connection with any claims related to their sale of securities under a registration statement, subject to certain exceptions.

Holders of Preferred Units (a “Preferred Unit Holder”) shall receive no distributions except as payable on the underlying Common Units on an as-converted basis at the time of such distribution. The Preferred Units, which will initially be convertible into approximately 1.97 million Common Units, subject to the satisfaction of customary equity conditions, will automatically convert into the Common Units (the “Conversion Shares”) in two tranches (each, an “Automatic Conversion Date”) as follows:  (a) 50% of the Preferred Units shall automatically convert into Common Units on the tenth trading day (the “Initial Pricing Period”) following the earlier of (i) the Effective Date (as defined in the Registration Rights Agreement) and (ii) the date that all of the Conversion Shares can be sold pursuant to Rule 144 (the “Initial Conversion Date”), and (b) the remaining 50% of the Preferred Units shall automatically convert into Common Units on the tenth trading day (the “Subsequent Pricing Period”) following the date ninety (90) days after the Initial Conversion Date. On each applicable Automatic Conversion Date, the Conversion Price of the Preferred Units shall be equal to the lower of (i) the Initial Conversion Price and (ii) 90% of the Market Price (as defined in the Purchase Agreement) on the applicable Automatic Conversion Date.

On the Closing Date, the Partnership will also issue to the Purchaser Warrants to purchase approximately 890,000 Common Units at an exercise price of $10.82 per Common Unit. The Warrants shall be exercisable for a period of six years from the Closing Date and include customary provisions and protections, including anti-dilution protections.

The issuance of the Preferred Units pursuant to the Purchase Agreement is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof. The Purchase Agreement contains customary representations and warranties by Partnership and the Purchaser, and each party (an “indemnifying party”) has agreed to indemnify the other party for losses resulting from the indemnifying party’s breach of any of its representations, warranties or covenants.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The above description of the material terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

On August 8, 2016, the Partnership issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Private Placement of the Preferred Units pursuant to the Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated as of August 8, 2016, by and between Emerge Energy Services LP and the Buyer listed therein.

99.1	Press Release dated August 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: August 8, 2016	By:	/s/ Deborah Deibert
Deborah Deibert
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated as of August 8, 2016, by and between Emerge Energy Services LP and the Buyer listed therein.

99.1	Press Release dated August 8, 2016.